MINUTES OF ACTION BY THE
                                 SHAREHOLDERS OF
                               FAR WEST GOLD, INC.
                        AT A SPECIAL SHAREHOLDERS MEETING
                                 (May 9th, 1996)

     WHEREAS, the By-Laws of the Corporation provide that a Special Meeting of the shareholders may be called at any time by the Board of Directors or by the President, and shall be called by the President or the Secretary at the written request of the holders of (10%) of the shares then outstanding and entitled to vote thereat, or as otherwise required under the provisions of the Business Corporation Act.

     WHEREAS, there were represented by proxy or in person 4,040,320 shares of the Corporation which constituted a quorum, there being currently 4,076,300 shares issued and outstanding, and;

     WHEREAS, being all the Directors of the Corporation, desire that the Board of Directors shall take the action expressed in the Resolution hereinafter set forth;

     NOW THEREFORE, we the undersigned, do hereby declare that the action expressed in the following Resolutions shall be and are hereby taken by majority vote of the shareholders of the Corporation as of the date hereof:

     RESOLVED, that the following individuals be and hereby are appointed to the Board of Directors of this Corporation, to serve in their respective capacities until the next Annual General Meeting of shareholders: Harmel S. Rayat, Jasbinder Chohan and Kundan S. Rayat.

     FURTHER RESOLVED, that Harmel S. Rayat be President and Jasbinder Chohan be Secretary.

     RESOLVED, that the Corporation change its name from Far West Gold, Inc. to Far West Resources, Inc. and to amend Article 1 of the Articles of Incorporation to read: "The name of the corporation is Far West Resources, Inc."

     RESOLVED, to increase the number of shares of the Company is authorized to issue and to include a class of Preferred shares. and to amend Article 6 of the Articles of Incorporation to read as follows:

     "The aggregate number of shares which this corporation shall have authority to issue is 105,000,000 shares, of which 100,000,000 shares shall be $0.001 par value Common Stock and 5,000,000 shares shall be $.10 par value Preferred Stock. The Common Stock shall have voting rights of one vote per share. The Board of Directors may issue the Preferred Stock from time to time in one or more series, each series to have such voting rights, preference in dividends and *in liquidation and such other rights, preferences and conditions as the Board of Directors may designate by an amendment to these Articles of Incorporation by action duly adopted without shareholder action and shareholder action


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     shall not be required therefor.  Fully-paid stock of this Corporation shall not be liable to any further call or assessment."

     RESOLVED,  that the  Directors  are  authorized to establish a Stock Option
Plan.

     RESOLVED, ratify the appointment of William Clancy, CPA as the Company's independent auditor.

     RESOLVED, ratify the appointment of Gary Blume as the Company's SEC counsel

     RESOLVED, that all past actions taken by the Board of Directors of this Company be ratified.

     We, Harmel S. Rayat and Jasbinder Chohan, do hereby certify that we are respectively the duly elected President and the duly elected and qualified Secretary and keeper of the records of Far West Resources, Inc., a corporation presently organized and existing under the laws of the State of Utah, and that the above is a true and correct copy of resolutions duly adopted at a special meeting of Shareholders thereof, convened and held in accordance with law and By-laws of said Corporation on the 9th day of May, 1996 and that such resolutions are now in full force and effect.


/s/ Harmel S. Rayat                              /s/ Jasbinder Chohan
-------------------                              --------------------
Mr. Harmel S. Rayat, President                   Ms. Jasbinder Chohan, Secretary



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